EXHIBIT 99.1



 Ultralife Batteries Announces Retirement of Nancy C. Naigle, Vice President of
   Sales and Marketing; Chief Operating Officer, William A. Schmitz, to Assume
                      Sales and Marketing Responsibilities


     NEWARK, N.Y.--(BUSINESS WIRE)--Sept. 14, 2006--Ultralife Batteries, Inc. (NASDAQ: ULBI) vice president of sales and marketing, Nancy C. Naigle, has announced her intention to retire effective December 31. The company's sales and marketing organization now reports to William A. Schmitz, the company's chief operating officer. Ms. Naigle will assist Mr. Schmitz in assuring a smooth transition through the end of the year.
     "Nancy joined our company in 2001, following a 20-year career with Xerox Corporation, to strengthen and expand our sales and marketing organization," said John D. Kavazanjian, president and chief executive officer of Ultralife. "I have enjoyed working with her immensely. I appreciate her professionalism, her spirit of collaboration and her tireless efforts, and would like to express my gratitude for all she has done to create the best sales and marketing organization in our industry. On behalf of the board of directors and her colleagues, I thank Nancy for all that she has contributed to our organization's success, and wish her well."
     Kavazanjian continued, "As part of Ultralife's evolution, Bill Schmitz, our chief operating officer, who has been with Ultralife since 1999, will now oversee sales and marketing as part of an integrated sales, market development, engineering and manufacturing organization that we have developed over the last year. I have the utmost confidence that Bill will lead the organization to even greater heights."

     About Ultralife Batteries, Inc.

     Ultralife is a global provider of high-energy power systems for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for use in military, industrial and consumer portable electronic products. Through its portfolio of standard products and engineered solutions, Ultralife is at the forefront of providing the next generation of power systems. Industrial, retail and government customers include General Dynamics, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States, United Kingdom, Germany, Australia and New Zealand, among others.
     Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife's three other operating units are: Ultralife Batteries (UK) Ltd., in Abingdon, England; McDowell Research in Waco, Texas; and ABLE New Energy in Shenzhen, China. Detailed information on Ultralife is available at: www.ultralifebatteries.com.

     This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: addressing the process of U.S. military procurement, worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

     Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.


     CONTACT: Ultralife Batteries, Inc.
              Pete Comerford, 315-332-7100
              pcomerford@ulbi.com
               or
              Investor Relations:
              Lippert/Heilshorn & Associates, Inc.
              Jody Burfening, 212-838-3777
              jburfening@lhai.com